Exhibit (a)(1)(xiv)
IMPORTANT NOTICE TO PARTICIPANTS IN THE
SCOTTS COMPANY LLC RETIREMENT SAVINGS PLAN
REGARDING THE EXTENSION OF SMG’S DUTCH AUCTION TENDER OFFER
IMMEDIATE ATTENTION REQUIRED
On February 7th, The Scotts Miracle-Gro Company (“SMG”) announced the extension until midnight on February 14, 2007, of its modified “Dutch auction” tender offer which was commenced on January 10th. Accordingly, the February 5, 2007, instruction deadlines set forth in our January 10, 2007, letter are extended until February 9, 2007.
Participants in the Plan who wish to have Fidelity tender and/or withdraw all or a portion of the SMG Shares reflected by their interests in the Stock Fund must now deliver their completed Direction Form to Fidelity’s tabulator for receipt by 4:00 p.m. New York City time, on Friday, February 9, 2007. The address for delivery by hand or overnight courier is Tabulator, 60 Research Road, Hingham, MA 02043. Directions via facsimile will not be accepted. Any instructions received after the original February 5, 2007, deadline will now be accepted through the new deadline.
In light of the extension, the freeze discussed in our January 10, 2007, letter which became effective February 5, 2007, will be lifted immediately and reinstituted February 9, 2007.
Please refer to our January 10, 2007, letter, and the materials enclosed therewith regarding the SMG tender offer and the actions to be taken to instruct us to tender. If you require additional information concerning the procedure to tender and/or withdraw Shares attributable to your individual account under the Plan, please contact Fidelity at (800) 835-5095. If you have any questions about the tender process, please call the Information Agent, D.F. King & Co., Inc. at (800) 714-3312. Your prompt action is requested.
This posting is intended only to give you notice of the extension of the tender and the short time frame within which you have to act. It is not a recommendation to participate in the tender.
February 7, 2007
The information contained herein has been provided by The Scotts Miracle-Gro Company and is solely the responsibility of The Scotts Miracle-Gro Company.